UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Microsemi Corporation (“Microsemi”), after giving effect to the acquisition of PMC-Sierra, Inc. (“PMC”) which closed on January 16, 2016 and the acquisition of Vitesse Semiconductor Corporation (“Vitesse") which closed on April 28, 2015. The unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the acquisition of PMC.
The unaudited pro forma condensed combined balance sheet as of September 27, 2015 combines the historical balance sheet of Microsemi, giving effect to the acquisition of PMC, and the financing transactions, as if they had been completed on September 27, 2015. Since the Vitesse acquisition occurred on April 28, 2015, Microsemi’s historical balance sheet includes the effects of that acquisition and no pro forma adjustment was necessary to present the unaudited pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of PMC, the financing transactions, as well as the acquisition of Vitesse, as if they had occurred on September 29, 2014, by combining Microsemi’s consolidated statement of operations for the twelve months ended September 27, 2015 with Vitesse’s unaudited consolidated statement of operations for the period from October 1, 2014 through April 27, 2015 (reflecting the pre-acquisition operating period) and PMC’s unaudited condensed consolidated statement of operations for the twelve months ended September 26, 2015.
PMC has a December 27, 2014 fiscal year end, which differs from Microsemi’s fiscal year end. Accordingly, for purposes of the unaudited pro forma condensed combined statement of operations, the historical PMC amounts combine PMC’s historical consolidated statement of operations for the nine months ended September 26, 2015 with the consolidated statement of operations for the year ended December 27, 2014 and subtracting the consolidated statement of operations for the nine months ended September 27, 2014.
For purposes of the unaudited pro forma condensed combined statements of operations, the historical Vitesse column combines Vitesse’s unaudited consolidated statement of operations of Vitesse for the six months ended March 31, 2014 and its unaudited consolidated statement of operations for the 27 days ended April 27, 2015.
The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Microsemi, PMC and Vitesse adjusted to give pro forma effect to events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Microsemi, PMC and Vitesse with the Securities and Exchange Commission.
The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Microsemi’s management’s best estimate and are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnote 3 to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 27, 2015
(amounts in millions)

	Historical Microsemi	Historical PMC	Pro Forma Acquisition Adjustments (Note 4)		Pro Forma Financing Adjustments (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$256.4	$73.1	(1,982.8)	4(a)	$(1,028.0)	5(a)	$243.3
			176.7	4(n)	2,812.9	5(b)
			(65.0)	4(l)
Short-term investments	—	42.3	(42.3)	4(n)	—		—
Accounts receivable	186.9	62.3	—		—		249.2
Inventories	227.2	32.8	50.8	4(d)	—		310.8
Deferred income taxes, net	26.2	5.2	—		4.4	5(c)	35.8
Other current assets	39.9	13.3	—		—		53.2
Total current assets	736.6	229.0	(1,862.6)		1,789.3		892.3

Investment securities	—	134.4	(134.4)	4(n)	—		—
Property and equipment, net	152.7	37.9	—		—		190.6
Goodwill	1,139.3	283.2	1,456.6	4(j)	—		2,879.1
Intangible assets, net	357.8	116.9	628.8	4(e)	—		1,103.5
Deferred income taxes, net	26.8	13.2	—		—		40.0
Other assets	36.9	6.9	(0.6)	4(g)	—		43.2
Total assets	$2,450.1	$821.5	87.8		$1,789.3		$5,148.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$82.3	$18.3	—		$—		$100.6
Accrued liabilities	86.8	74.3	(4.5)	4(f)	—		156.6
Deferred income taxes	—	7.7	—		—		7.7
Current portion of long-term debt	32.5	30.0	—		(62.5)	5(a)	29.1
					29.1	5(b)
Total current liabilities	201.6	130.3	(4.5)		(33.4)		294.0

Long term debt	953.9	—	—		(953.9)	5(a)	2,845.0
					2,845.0	5(b)
Deferred income taxes	41.1	56.1	245.2	4(i)	—		342.4
Other long-term liabilities	46.3	55.5	—		—		101.8
Convertible shares	—	0.5	(0.5)	4(h)	—		—
Stockholders’ equity:
Common stock	19.0	0.2	—	4(b)	—		19.0
			(0.2)	4(h)
Capital in excess of par value of common stock	808.2	1,599.3	476.0	4(b)	—		1,299.8
			15.7	4(c)
			(1,599.3)	4(h)
Retained earnings (deficit)	383.1	(1,017.6)	1,017.6	4(h)	(61.3)	5(b)	249.7
			(65.0)	4(l)	(7.1)	5(c)
Accumulated other comprehensive loss	(3.1)	(2.8)	2.8	4(h)			(3.1)
Total stockholders’ equity	1,207.2	579.1	(152.4)		(68.4)		1,565.5

Total liabilities and stockholders' equity	$2,450.1	$821.5	87.8		$1,789.3		$5,148.7
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 27, 2015
(amounts in millions, except earnings per share)

	Historical Microsemi	Historical Vitesse	Vitesse Pro Forma Adjustments (Note 4, 6)		Historical PMC	PMC Pro Forma Adjustments (Note 4, 6)		Microsemi and Other Pro Forma Adjustments (Note 5, 6, 7)		Pro Forma Combined
Net sales	$1,245.6	$49.2	$—		$528.3	$—		$—		$1,823.1
Cost of sales	561.3	19.8	—		156.0	50.8	4(c)	—		$787.9
Gross profit	684.3	29.4	—		372.3	(50.8)		—		1,035.2
Operating expenses:
Selling, general and administrative	249.5	18.3	(6.2)	4(k)	112.8	(1.6)	4(k)	5.8	(6)	$378.6
Research and development	200.3	25.3	—		195.0			—		$420.6
Amortization of intangible assets	96.5	—	9.2	4(l)	38.8	91.3	4(d)	—		$197.0
						(38.8)	4(j)
Restructuring and severance charges	15.4	—	—		14.2	—		—		$29.6
Total operating expenses	561.7	43.6	3.0		360.8	50.9		5.8		1,025.8
Operating income (loss)	122.6	(14.2)	(3.0)		11.5	(101.7)		(5.8)		9.4
Other (expenses):
Interest expense, net	(27.3)	(1.3)	—		(0.5)	—		(161.4)	5(b)	$(161.1)
			—					29.4	5(d)
Other, net	1.6	—	—		7.1	—		—		$8.7
Total other expense	(25.7)	(1.3)	—		6.6	—		(132.0)		(152.4)
Income (loss) before income taxes	96.9	(15.5)	(3.0)		18.1	(101.7)		(137.8)		(143.0)
Provision for (benefit from) income taxes	12.3	0.2	(1.1)	(7)	13.0	(39.7)	(7)	(53.7)	(7)	$(69.0)
Net income (loss)	$84.6	$(15.7)	$(1.9)		$5.1	$(62.0)		$(84.1)		$(74.0)
Earnings (loss) per share:
Basic	$0.90									$(0.67)
Diluted	$0.88									$(0.67)
Weighted-average common shares outstanding:
Basic	94.2							16.0	(8)	110.2
Diluted	95.9									110.2
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the PMC and Vitesse Acquisitions
Acquisition of PMC
On January 15, 2016, pursuant to the terms of an Agreement and Plan of Merger dated November 24, 2015 (the “Merger Agreement”) by and among Microsemi, Lois Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi (“Purchaser”), and PMC-Sierra, Inc., a Delaware corporation (“PMC”), Microsemi accepted for exchange all of the outstanding shares of common stock, par value $0.001 per share, of PMC (the “PMC Shares”) at a purchase price per PMC Share of $9.22 in cash and 0.0771 shares of Microsemi common stock, par value $0.20 per share, together with cash in lieu of any fractional shares of Microsemi common stock, without interest and less any applicable withholding taxes (the “Transaction Consideration”). On the same date, pursuant to the terms and conditions of the Merger Agreement, Microsemi completed its acquisition of PMC when Purchaser merged with and into PMC, with PMC surviving as a wholly owned subsidiary of Microsemi (the “Merger”). At the effective time of the Merger, each PMC Share outstanding (other than PMC Shares directly owned by PMC, Microsemi, Purchaser or other subsidiaries of Microsemi, which were canceled and ceased to exist, and PMC Shares held by stockholders that are entitled to and properly demand appraisal of such PMC Shares under the Delaware General Corporation Law), was converted into the right to receive the Transaction Consideration. Following the effective time of the Merger, PMC’s name was changed to Microsemi Storage Solutions, Inc.
Acquisition of Vitesse
On April 28, 2015, Microsemi acquired Vitesse Semiconductor Corporation (“Vitesse”) pursuant to a merger agreement dated March 17, 2015, by and among Microsemi, LLIU100 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi, and Vitesse, a Delaware corporation. Pursuant to the merger agreement, Microsemi acquired all of the outstanding shares of common stock, par value $0.01 per share, of Vitesse at a purchase price of  $5.28 per share, net to the tendering stockholder in cash, without interest and less any required withholding taxes, at which time each Vitesse share outstanding was canceled and ceased to exist.

2.	Description of the Financing
On January 15, 2016, Microsemi entered into a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (collectively, the “Lenders”). Pursuant to the Credit Agreement, the Lenders have provided $2,475.0 million senior secured first lien credit facilities (the “Credit Facilities”), consisting of a term A loan facility (the “Term Loan A Facility”) in an aggregate principal amount of $450.0 million, a term B loan facility (the “Term Loan B Facility”) in an aggregate principal amount of $1,700.0 million and a revolving credit facility (the “Revolving Facility”) with commitments in an aggregate principal amount of $325.0 million. The Credit Facilities financed a portion of the Transaction Consideration and fees and expenses related thereto. The Revolving Facility is also available for working capital requirements and other general corporate purposes.
The Credit Facilities bear interest, at Microsemi’s option, Base Rate or LIBOR, plus a margin. The initial margin for Base Rate borrowings under the Term Loan A Facility and the Revolving Facility is 1.50% and for LIBOR borrowings under the Term Loan A Facility and the Revolving Facility is 2.50%. The margin for Base Rate borrowings under the Term Loan B Facility is 3.50% and for LIBOR borrowings under the Term Loan B Facility is 4.50%. Starting after the next full fiscal quarter, the margin for borrowings under the Term Loan A Facility and Revolving Facility will vary depending upon Microsemi’s consolidated net leverage ratio. The minimum margin for Base Rate borrowings under the Term Loan A Facility and Revolving Facility will be 1.00% and the maximum will be 1.50%. The minimum margin for LIBOR borrowings under the Term Loan A Facility and Revolving Facility will be 2.00% and the maximum will be 2.50%. Borrowing under the Term Loan B Facility will be subject to a 0.75% LIBOR floor and the Term Loan A Facility and the Revolving Facility was not subject to a LIBOR floor. The Credit Agreement also requires the Company to pay a commitment fee for the unused portion of the Revolving Facility, which will be a minimum of 0.25% and a maximum of 0.35%, depending on the Company’s consolidated net leverage ratio. Interest for Base Rate-based loans is calculated on the basis of a 365/366-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.
The obligations under the Credit Facilities are collateralized by a lien on substantially all of Microsemi and the Guarantor’s personal property and material real property assets (subject in each case to certain customary exceptions) (collectively, the “Collateral”).
The Term Loan B Facility matures seven years following the closing date. The Term Loan B Facility requires quarterly principal payments equal to 0.25% of the original principal amount of the Term Loan B Facility. The Term Loan A Facility matures five years following the closing date. The Term Loan A Facility requires quarterly principal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

payments of 1.25% of the original principal amount for the first two years following the closing date and 2.5% of the original principal amount for the remaining three years.
The Credit Facilities include financial maintenance covenants requiring a maximum leverage ratio and minimum fixed charge coverage ratio and also contain other customary affirmative and negative covenants and events of default.
On January 15, 2016, Microsemi completed the sale of $450.0 million of its 9.125% senior unsecured notes due April 2023 (the “Notes”) to qualified institutional buyers and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes were issued under an indenture, dated January 15, 2016, among Microsemi, the subsidiaries of Microsemi party thereto as note guarantors, and U.S. Bank National Association, as trustee (the “Indenture”).
The Notes accrue cash interest at a rate of 9.125% per year, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2016. The Notes mature on April 15, 2023. Microsemi may redeem the Notes, and the holders of the Notes may require Microsemi to repurchase the Notes, prior to this date of maturity in certain circumstances pursuant to the terms and conditions of the Indenture. The Indenture contains customary affirmative and negative covenants and events of default.

3.	Basis of Preparation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Microsemi being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical consolidated financial statements of Microsemi, PMC and Vitesse.
Under ASC Topic 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their assumed acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the assumed acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets.
As it relates to the PMC acquisition, the allocation of the respective purchase consideration acquisition depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration with respect to the PMC acquisition has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Fair value of PMC’s identifiable intangible assets and the estimated amortization periods are based primarily on publicly available information and these assumptions likely will change, as Microsemi completes a valuation of PMC’s identifiable assets.
A final determination of fair values of assets acquired and liabilities assumed relating to the PMC acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of the business acquired existing as of the assumed closing date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.
The pro forma adjustments represent Microsemi management’s best estimate and are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances.
Microsemi is not aware of any material transactions between Microsemi, PMC (prior to its acquisition by Microsemi on January 16, 2015) and Vitesse (prior to its acquisition by Microsemi on April 28, 2015) during the periods presented hence adjustments have not been reflected in the unaudited pro forma condensed combined financial information for any such transaction.
After consummation of the combination with PMC, Microsemi will perform a comprehensive review of PMC’s accounting policies. As a result of the review, Microsemi may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis Microsemi is not aware of any differences that would have a material impact on the combined financial statements, other than the presentation differences as described below. In connection with the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

acquisition of Vitesse, Microsemi aligned Vitesse’s accounting policies with Microsemi’s accounting policies. Microsemi did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Adjustments made to PMC's historical consolidated statements of operations as of September 26, 2015 to conform with Microsemi:
To conform presentation on the unaudited pro forma condensed combined statement of operations, restructuring and severance related charges of $14.2 million were reclassified from cost of sales, selling, general and administrative expenses and research and development expenses to the restructuring and severance related charges line item.
The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of PMC and Vitesse, the costs to integrate the operations of Microsemi, PMC and Vitesse or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to Vitesse which are already reflected in the historical consolidated financial results of Microsemi after the acquisition of Vitesse (since April 28, 2015).

4.	Pro Forma Adjustments
Preliminary allocation estimated purchase consideration for the acquisition of PMC
The total estimated consideration as shown in the table below is allocated to PMC tangible and intangible assets and liabilities based on their preliminary estimated fair values as of the assumed acquisition date (amounts in millions):

Calculation of purchase consideration:
Cash consideration	$1,982.8	(a)
Share purchase consideration	476.0	(b)
Estimated fair value of restricted stock unit awards allocated to purchase consideration	$15.7	(c)
Total estimated purchase consideration	$2,474.5

Preliminary allocation of purchase consideration:
Book value of PMC net assets as of the pro forma acquisition date	$579.1
Adjustments to historical net book value:
Inventories	50.8	(d)
Identifiable intangible assets	628.8	(e)
Deferred revenue	4.5	(f)
Deferred financing fees	(0.6)	(g)
Eliminate convertible share balance	0.5	(h)
Deferred tax liability	(245.2)	(i)
Adjusted book value of PMC net assets as of the pro forma acquisition date	$1,017.9

Adjustment to goodwill	$1,456.6	(j)

(a)	Amount represents cash consideration to be paid to PMC shareholders and is based on the calculations as follows (amounts in millions, except for per share amount):

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Shares of PMC common stock outstanding as of the effective date of the merger	$205.4
Cash consideration per share	$9.22
Cash consideration paid to PMC shareholders	$1,894.3
Termination fee (1)	88.5
Cash consideration	$1,982.8

(1)
Pursuant to the Merger Agreement, Microsemi paid the termination fee to PMC in the amount of $88.5 million, which PMC then used to pay Skyworks Solutions, Inc. as a result of terminating a preexisting merger agreement.

(b)	Amount represents estimated share consideration paid for PMC and is based on the calculations as follows (amounts in millions, except for per share amount):

Shares of Microsemi common stock issued	16.0
Fair value per share of Microsemi common stock (1)	$29.77
Share purchase consideration	$476.0
Par value of Microsemi common stock issued	$—
Capital in excess of par value	$476.0

(1)	The fair value per share of Microsemi common stock was determined using the closing price of Microsemi's common stock on January 15, 2016 of $29.77.

(c)	Amount represents the estimated fair value of partially vested PMC restricted stock awards assumed by Microsemi and converted into Microsemi restricted stock awards.

(d)
Amount on the unaudited pro forma condensed combined balance sheet represents the adjustment necessary to state inventories acquired as of a pro forma assumed acquisition date of September 27, 2015 to their preliminary estimated fair value. Amount on the unaudited pro forma condensed combined statement of operations for the twelve months ended September 27, 2015 represents the cost of sales from the pro forma adjustment.

(e)	The preliminary fair value and allocation of identifiable intangible assets and their estimated useful lives are as follows (dollar amounts in millions):

			Incremental Amortization Expense for the Twelve Months Ended September 27,2015
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Based on the Preliminary Allocation of Identifiable Intangible Assets	Effect of a 10% Change to the Preliminary Allocation	Effect of a 10% Change to the Weighted Average Useful Life
Completed technology	$447.0	6	$74.5	$7.5	$6.8
In process research and development	241.0	N/A	—	—	—
Customer relationships	46.0	9	5.1	0.5	0.5
Backlog and tradename	11.7	1	11.7	1.2	1.1
	$745.7		$91.3	$9.1	$8.3
Less: Intangible assets, net, reported on PMC's historical balance sheet	116.9
Pro forma adjustment	$628.8
Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. Microsemi made preliminary assumptions with respect to the fair value of PMC’s identifiable intangible assets and the estimated amortization periods. These assumptions likely will change as Microsemi completes, with the assistance of a third party appraiser, a valuation of PMC’s identifiable intangible assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by each respective intangible asset. Until the PMC acquisition closed on January 15, 2016, Microsemi did not have access to PMC’s management and further information on intangible assets, other than information publicly available, and there were significant limitations regarding what Microsemi learned about the specifics of PMC’s intangible assets. Complete analyses may take several months to complete after the closing of the merger. Microsemi does not, on the date hereof, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets reflected as in process research and development. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from PMC’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.
An increase or decrease of 10% of the preliminary estimated fair value of acquired intangible assets, or approximately $74.6 million, is reasonably possible. A fair value increase or decrease of this magnitude would also result in corresponding increase or decrease in deferred tax liabilities of approximately $29.1 million and a decrease or increase to goodwill by approximately $45.5 million.

(f)	Amount represents the adjustment to write off $4.5 million of deferred income on shipments to distributors on PMC's historical financials at the assumed acquisition date.

(g)	Amount represents the adjustment to write off $0.6 million of capitalized deferred financing fees capitalized on PMC's historical financials at the assumed acquisition date.

(h)	Amounts represent the elimination of PMC's historical equity and convertible shares accounts.

(i)
Amount represents deferred tax liabilities, calculated at a blended federal and state statutory tax of 39%, applied to the adjustments to record the preliminary allocation of identifiable intangible assets, deferred revenue, and inventory at fair value. For purposes of these unaudited pro forma condensed combined financial information, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Microsemi’s preliminary assessment and is subject to change. The effective tax rate of the combined companies could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.

(j)
Goodwill is calculated as the difference between the assumed acquisition date fair value of the consideration to be paid and the estimated values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized instead will be tested for impairment at least annually and whenever events or circumstances occur that may indicate a possible impairment. The factors that contributed to a purchase consideration resulting in the recognition of goodwill include:

•	Microsemi's believes the merger will create a more diverse semiconductor company with expansive offerings which will enable us to expand our product offerings.

•
Microsemi's belief that both Microsemi and PMC are committed to improving cost structures and combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(k)	Amount represents the elimination of amortization expense recorded in PMC's historical statement of operations.
Acquisition-related costs

(l)
Amounts on the unaudited pro forma condensed combined balance sheet of $65.0 million represent estimated cash payments to be made in connection with the PMC acquisition that are not reflected in the historical consolidated balance sheets of Microsemi or PMC. As Microsemi has not completed its transaction cost analysis, the income tax effects of this adjustment have not been calculated or adjusted within the unaudited pro forma condensed combined financial information.

Amounts on the unaudited pro forma condensed combined statement of operations represent pro forma adjustments to reverse acquisition-related costs of $6.2 million and $1.6 million recorded in in the historical

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

statements of operations of Microsemi and PMC, respectively, which are not expected to have a continuing impact on the combined results. Acquisition-related costs consist primarily of consulting, due diligence, banking and legal fees paid in connection with these acquisitions.
Incremental amortization of intangible assets related to the Vitesse acquisition

(m)	Amount represents in the incremental amortization expense that would have been recorded had the acquisition occurred on September 29, 2014.

	Asset Fair Value	Weighted Average Useful Life (Years)	Annual Amortization Expense	Less: Amortization Expense Recorded in Historical Microsemi	Pro Forma Adjustment for the Twelve Months Ended September 27,2015
Completed technology	$87.0	7	$13.3	$5.6	$7.7
Customer relationships	14.4	9	1.6	0.7	0.9
Backlog and tradename	1.0	1	1.0	0.4	0.6
	$102.4		$15.9	$6.7	$9.2
Liquidation of short- and long-term investments held by PMC upon acquisition

(n)	Amounts represent the liquidation of PMC’s short term investment securities and long term investment securities at the assumed acquisition date.

5.	Financing Transactions

(a)
Amount represents the elimination of the following outstanding debt, which for purposes of the unaudited pro forma condensed combined financial information is assumed to be repaid at the assumed acquisition date (amounts in millions).

	Current Portion of Long-Term Debt	Long-Term Debt	Deferred Financing Costs (1)	Total Cash Repayment
Microsemi credit facility	$32.5	$953.9	$11.6	$998.0
PMC credit facility	30.0	—	—	30.0
	$62.5	$953.9	$11.6	$1,028.0

(1)
See footnote 5(c) below. Deferred financing fees related to Microsemi's credit facility expected to be repaid on the assumed acquisition date were recorded as a contra liability. As seen in footnote 5(c) below, these deferred financing fees were written off, and a related deferred tax asset was recorded for pro forma purposes.

(b)
Amounts represent the following borrowings under the New Senior Secured Credit Facilities and Senior Unsecured Notes. Under the New Senior Secured Credit Facilities, principal repayments are based on a defined amortization schedule with first year principal amortization of 5% of the original principal balance on the Term A loan and 1% of the original principal balance on the Term B loan. Accordingly, $29.1 million ($29.6 million in principal, less $0.5 million in associated deferred financing fees) is reported in the current portion of long-term debt. The pro forma adjustment to interest expense of $161.4 million is the sum of the estimated annual interest expense of $153.6 million and amortization of deferred financing fees of $7.8 million (amounts in millions, except for term and percentages).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Principal Outstanding	Deferred Financing Fees	Debt Extinguishment Charge	Net Proceeds	Term	Current Portion of Long-Term Debt	Long-Term Debt
Revolving Loan	$325.0	$5.0	$2.0	$318.0	5	$—	$320.0
Term Loan A	450.0	7.4	2.9	439.7	5	16.6	425.9
Term Loan B	1,700.0	28.0	56.4	1,615.6	7	12.5	1,659.5
Senior Unsecured Notes	450.0	10.4	—	439.6	8	—	439.6
	$2,925.0	$50.8	$61.3	$2,812.9		$29.1	$2,845.0

Assumed weighted average interest rate	5.25%
Estimated annual interest expense	$153.6
Estimated annual amortization of deferred financing fees	$7.8
Pro forma adjustment to interest expense	$161.4
For pro forma purposes, interest expense adjustments have been calculated using the assumed interest rates above. Interest rates on the revolving loan, Term Loan A and Term Loan B are variable, and therefore actual interest rate could be significantly different than the assumed rates. An increase or decrease of 1/8 point in interest rate on each of the facilities and assuming an interest rate above applicable interest rate floors would increase or decrease the annual interest expense by $3.1 million. The senior unsecured notes were excluded from the 1/8 point calculation as the interest rate on the notes is fixed.
The estimated debt extinguishment charge of $61.3 million was calculated in accordance with ASC Topic 470 based on new fees paid to creditors in connection with the PMC financing.

(c)
Amounts represent the write off of deferred financing fees on Microsemi's credit facility expected to be terminated on the assumed acquisition date, of which $11.6 million was recorded on the historical Microsemi balance sheet as a contra liability, offset by a deferred tax benefit of $4.4 million, calculated using the blended federal and state statutory tax rate of 39%.

(d)
Amount represents the elimination of the following historical interest expense amounts related to existing credit facilities, which for purposes of the unaudited pro forma condensed combined financial information are expected to be terminated at the assumed acquisition date (amounts in millions).

Pro Forma Elimination of Historical Interest Expense
Microsemi	$27.3
Vitesse	1.3
PMC	0.8
$29.4

6.	Incremental share based compensation expense
Amount represents estimated incremental share based compensation related to restricted stock awards Microsemi assumed pursuant to the Merger Agreement.

7.	Income tax effects of pro forma adjustments
Amounts represent adjustments to record pro forma income tax benefits on pro forma adjustments, calculated using a blended federal and state statutory tax rate of 39%.The effective tax rate of the combined companies could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

8. Earnings per share
Microsemi’s historical basic weighted-average common shares outstanding for the twelve months ended September 27, 2015 was 94.2 million. For purposes of the unaudited pro forma condensed combined statement of operations, the 16 million shares of Microsemi common stock and restricted stock units used in calculating estimated share consideration are assumed to be outstanding for the entire twelve month period ending September 27, 2015. In calculating the pro forma diluted loss per share included on the unaudited pro forma condensed combined statement of operations, stock awards were excluded from the calculation as the effect would have been anti-dilutive.